Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made and entered into as of the 20th day of March, 2006, by and between Brian Hrudka, a North Carolina resident (“Contractor”) and Embrex, Inc. (“Embrex” or the “Company”).

Company is engaged in developing patented biological and mechanical products that improve bird health, reduce bird and production costs and provide other economic benefits to the poultry industry.

Contractor is skilled in the field of strategic marketing relative to the animal health industry.

Company desires to contract with Contractor for Contractor’s provision of certain strategic marketing services, in accordance with the terms and conditions set forth herein.

In consideration of the above and the mutual promises set forth below, Contractor and Company agree as follows:

1. Provision of Consulting Services.

Contractor agrees to provide the consulting services described in Schedule 1 attached hereto. In performing these services, Contractor will comply with all applicable professional standards and laws, regulations and rules and will use his best efforts, skills and knowledge, and exercise the degree of skill and care required by the highest levels of accepted professional and business standards.

2. Term. Beginning on March 20, 2006 and ending on March 19, 2008, unless terminated earlier by either party pursuant to paragraph 5 below. This Agreement may be renewed only by written agreement between the parties.

3. Fees, Expenses and Payment.

(a) Fees. The Company shall pay Contractor a consulting fee for services rendered as described in Schedule 1 attached hereto.

(b) Reimbursement of Expenses. Company shall reimburse Contractor for out-of-pocket expenses necessarily and reasonably incurred by Contractor in furtherance of his performance hereunder provided that such expenses are approved in advance by the Company in writing, such payments to be made within thirty (30) days of receipt of Contractor’s invoice for such expenses, as accompanied by a full explanation of expenses and the original receipts. To the extent air travel is required, the Company shall be responsible for the direct purchase of such related tickets. Airline travel in connection with this Agreement shall be based on “coach class.”

4. Independent Contractor Status. The parties hereby acknowledge and agree that Contractor’s consulting services for the Company shall be provided strictly as an independent contractor. Nothing in this Agreement shall be construed to render him an employee, co-venturer, agent, or other representative of the Company. Neither party shall have the authority to negotiate or enter into any contract or other undertaking or make any representation on behalf of or binding on the other. Contractor understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be required to withhold from the consulting fee any state or federal income taxes or to make payments for Social Security (“FICA”) tax, unemployment insurance, or any other payroll taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Contractor. Contractor is not eligible for, nor entitled to, and shall not participate in, any of the Company’s pension, health, or other benefit plans, if any such plans exist. Consistent with his duties and obligations under this Agreement, Contractor shall, at all times, maintain sole and exclusive control over the manner and method by which he performs his consulting services.

5. Termination. The Company may terminate this Agreement at any time without notice should Contractor materially breach this Agreement or any other written agreement between the parties, or revoke or purport to revoke any release of claims against the Company which he previously executed or assert any claims against the Company, which were covered by any such release. A material breach of this Agreement would include, but not be limited to, refusing or otherwise failing to accept or complete consulting assignments, or engaging in dishonesty, fraud, criminal conduct or other conduct which is materially injurious to the Company. In the event of termination of this Agreement, Contractor shall be entitled to consulting fees for services actually performed through the date of termination and approved expenses through such date, and no other compensation. Either party may terminate this Agreement for any reason as of ninety (90) days following a written notice to such other party.

6. No Assignment; Benefit. This Agreement may not be assigned by Contractor in whole or in part without the prior written consent of the Company. The Company may assign this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

7. Notice. All notices required hereunder shall be in writing and shall be deemed to have been given on the day of delivery if delivered personally or via email; on the third business day after mailing by United States certified or registered mail, postage prepaid, return receipt requested; or on the day following delivery to a recognized overnight delivery service in each instance addressed to the parties at the addresses set forth below:

If to Company:                                                                                  If to Contractor:

Attn: Randall L. Marcuson                                                                  Attn: Brian Hrudka

Embrex, Inc.

1040 Swabia Court

RTP, NC 27709-3989

Email : rmarcuson@embrex.com

Phone: (919) 941-5185

Fax: (919) 941-5186

8. Ownership of Work Product; Inventions. All avian-related work product, inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) that the Contractor makes, conceives, writes, designs, or develops utilizing the Company’s facilities, materials, employees and/or proprietary or confidential information or in the course of the performance of services hereunder, solely or jointly with others, and whether during normal business hours or otherwise (the “Inventions”), shall be the sole property of the Company. Contractor agrees to assign and hereby assigns to the Company all Inventions and any and all related industrial and intellectual property rights and applications therefore, in the United States and elsewhere, and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government, agency, court, or authority. Upon the request of the Company and at the Company’s expense, Contractor shall execute such further assignments, documents, and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining, and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Contractor shall promptly disclose in writing to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings or in such form as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

9. Company Information and Property. Except as necessary to perform consulting services under this Agreement, Contractor shall not, without the prior written consent of the Company, at any time during or after the term of this Agreement, use for his own benefit or for the benefit of any other person or directly or indirectly reveal, furnish, or make known to any person any proprietary, confidential or secret processes, plans, formulae, materials, or information, whether of a technical nature or otherwise, relating to the business, products or activities of the Company. Confidential or proprietary information is information relating to the Company or any aspect of its business which is not generally available to the public, the Company’s competitors or other third parties, or ascertainable through common sense or general business or technical knowledge. If such information is sought from Contractor by court order or other mandatory government process, then Contractor shall notify the Company and, at its expense, take all reasonably necessary steps to defend against such court order or other mandatory process. Additionally, Contractor shall permit the Company to participate with counsel of its choice in any related enforcement proceedings. The provisions of this paragraph 9 shall survive any termination of this Agreement. Contractor shall return all Company property and confidential or proprietary Company information in his possession, custody or control (including but not limited to computer software and hardware, records, files and other documents in whatever form they exist, whether electronic, hard copy or otherwise, and all copies, notes, or summaries thereof) to the Company no later than the date of termination of this Agreement or, if requested by the Company, an earlier date. Contractor further agrees that he will not disclose to the Company or improperly use or induce the Company to use any trade secrets or confidential or proprietary information of any other party. Contractor’s failure to comply with the provisions of this paragraph is a material breach of this Independent Contractor Agreement.

10. Non-Exclusivity of Services. During the term of this Agreement, Contractor shall not be limited to performing services solely for the Company, provided that he complies with all non-competition and non-solicitation agreements with the Company.

11. Governing Law. The validity of and the rights and duties of the parties under this Agreement shall be governed and construed in all respects in accordance with the laws of North Carolina, where this Agreement is deemed to have been entered into, exclusive of its choice of law provision.

12. Entire Agreement. This Agreement does not release Contractor from any obligations under any previously or contemporaneously executed non-competition, non-solicitation, confidentiality or intellectual property agreement between the parties. Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to its subject matter; and (ii) constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

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IN WITNESS WHEREOF, WE HAVE SIGNED THIS AGREEMENT ON THE DAY AND YEAR WRITTEN BELOW.

/s/ Brian Hrudka
Brian Hrudka

March 20, 2006
Date

EMBREX, INC.

By:	/s/ Randall L. Marcuson
Its:	President & Chief Executive Officer

March 20, 2006

SCHEDULE 1

SCOPE OF WORK

SERVICES:	Contractor shall provide various consulting services to the Company in support of its strategic marketing initiatives, as requested by the Company. Contractor shall also continue to provide the Company assistance, as needed, in connection with pending litigations.

FISCAL MONTH:	For purposes of this Schedule 1, “Fiscal Month” shall mean the period beginning on the 20th calendar day of a given month and ending on the 19th calendar day of the following month.

AVAILABILITY:	It is expected that Contractor will perform a portion of the services under this Agreement remotely. Whenever Contractor is not working on-site at the Company’s headquarters during normal business hours, he shall otherwise be reasonably available to be contacted via telephone or email by any Embrex employee working in connection with the Company’s strategic marketing initiatives.

FEE:	$200 per hour

INVOICING & BILLING ARANGEMENT:	Contractor shall invoice the Company for the applicable fee as of the end of each Fiscal Month, with each such invoice showing the number of hours by day worked by Contractor during the Fiscal Month. Such invoice shall also describe the work performed during such hours of service.

To the extent non-personal, out-of-town travel is required of the Contractor under this Agreement, the number of actual hours worked on each such day shall be deemed to be eight (8) hours, excluding travel time. Travel time each way shall be scheduled flight duration, plus 3 hours.

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